Issuer free writing prospectus, dated May 20, 2013,

filed pursuant to Rule 433 under the Securities Act of 1933

supplementing the preliminary prospectus supplement dated May 20, 2013

(to prospectus dated April 22, 2013)

Registration Nos. 333-188068 and 333-188068-01

CF Industries, Inc.

Final Term Sheet
May 20, 2013

Issuer:	CF Industries, Inc.

Guarantor:	CF Industries Holdings, Inc.

Trade Date:	May 20, 2013

Settlement Date:	May 23, 2013 (T+3)

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Goldman, Sachs & Co.

Senior Co-Manager:	BMO Capital Markets Corp. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	CIBC World Markets Corp. RBC Capital Markets, LLC

Additional Relationships:	Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, will serve as trustee under the indentures governing the notes.

Title of Securities:	3.450% Senior Notes due 2023	4.950% Senior Notes due 2043

Principal Amount:	$750,000,000	$750,000,000

Offering Price:	99.907%	99.828%

Coupon:	3.450%	4.950%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2013	June 1 and December 1, commencing December 1, 2013

Date of Maturity:	June 1, 2023	June 1, 2043

Yield to Maturity:	3.461%	4.961%

Spread to Maturity:	150 basis points	180 basis points

Benchmark Treasury:	UST 1.750% due May 2023	UST 3.125% due February 2043

Benchmark Yield:	1.961%	3.161%

Make-Whole Call:	Treasury + 25 basis points	Treasury + 30 basis points

Underwriting Discount:	0.650%	0.875%

CUSIP/ISIN:	CUSIP: 12527G AC7 ISIN: US12527GAC78	CUSIP: 12527G AD5 ISIN: US12527GAD51

Issue Ratings:(1)	Baa2/BBB-/BBB (Moody’s/S&P/Fitch)	Baa2/BBB-/BBB (Moody’s/S&P/Fitch)

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus relating to this offering if you request it by contacting Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or prospectus@morganstanley.com or Goldman, Sachs & Co. toll-free at 1-866-471-2526 or prospectus-ny@ny.email.gs.com.

This communication should be read in conjunction with the preliminary prospectus supplement, dated May 20, 2013, and the accompanying prospectus, dated April 22, 2013. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying prospectus.

(1)  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.